UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2023

GEE GROUP INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7751 Belfort Parkway, Suite 150, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	JOB	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2023, GEE Group Inc. (the “Company”) (NYSE American: JOB) entered into a Consent and Amendment No. 1 to the Loan and Security and Guarantee Agreement, dated as of May 18, 2023 (the “Amendment”), by and among the Company, certain Subsidiaries of the Company as Borrowers, the Guarantors, the financial institutions party to the agreement from time to time as the Lenders, and CIT BANK, a division of First-Citizen Bank & Trust Company (successor by merger to CIT Bank, N.A.) (the “CIT”), as Agent for the Lenders.  Pursuant to the terms of the Amendment and subject to the terms and conditions set forth in the Amendment, CIT, and Lenders consented to the Company’s previously announced 2023 Stock Repurchase Program (as defined in the Amendment), which program will continue through December 31, 2023; provided that (i) the aggregate amount paid for all such repurchase transactions shall not exceed $20,000,000, and (ii) no Default or Event of Default (as defined in the Amendment) exists or would exist after giving effect to each repurchase transaction consummated thereunder.

In addition, effective as of the date of the Amendment, the London interbank offered rate, LIBOR, is no longer used as a benchmark rate or otherwise operative within the Amendment and was replaced with the Secured Overnight Financing Rate, SOFR, in addition to other conforming changes.

A copy of the Amendment is attached hereto as Exhibit 10.1. The description of the Amendment contained in this Current Report on the Form 8-K is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1

Consent and Amendment No. 1 to the Loan and Security and Guarantee Agreement, dated as of May 18, 2023, by and among the Company, certain Subsidiaries of the Company as Borrowers, the Guarantors, the financial institutions party to the agreement from time to time as Lenders, and CIT BANK, a division of First-Citizen Bank & Trust Company (successor by merger to CIT Bank, N.A.), as Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEE GROUP INC.

Date: May 24, 2023	By:	/s/ Kim Thorpe
Kim Thorpe
Chief Financial Officer

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